Exhibit 99.1

Vistas Media Acquisition Company Inc., Led by F. Jacob Cherian and Co-Founders Abhayanand Singh and Saurabh Gupta, Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about August 21, 2020

New York, NY August 18, 2020 – Vistas Media Acquisition Company Inc. (the “Company”) today announced that holders of the units sold in the Company’s initial public offering of 10,000,000 units completed on August 11, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about August 21, 2020. Any units not separated will continue to trade on The Nasdaq Stock Market LLC under the symbol “VMACU”, and each of the shares of Class A common stock and warrants will separately trade on The Nasdaq Stock Market LLC under the symbols “VMAC” and “VMACW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Vistas Media Acquisition Company Inc. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities in the Global Media and Entertainment sector. The Company intends to identify a target business in the Global Media & Entertainment sector.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 6, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from I-Bankers Securities, Inc. at 535 5th Ave., 4th Floor, New York, NY 10017.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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CONTACT:

Vistas Media Acquisition Company Inc.

30 Wall Street, 8th Floor

New York NY 10005

FJC@vmac.media

Attn: F. Jacob Cherian, CEO

To learn more, visit: http://vmac.media